Exhibit 99.1

February 13, 2023

Restructuring Twilio, and reducing the size of our team

Team,

A company optimizes for its environment. For the last 15 years, we ran Twilio for growth, building a tremendous customer base, product set, and revenue base. But environments change – and so must we. Now we have to prioritize profit far more than before. We’re exiting the last phase with a great market position, and very strong cash reserves, but unfortunately that’s not enough to get us through the next phase. We have to spend less, streamline, and become more efficient. To do that, we’re forming two business units: Twilio Communications and Twilio Data & Applications. And today, I’m unfortunately bearing the news that we’re parting ways with approximately 17% of our team.

This is upsetting to be sure, so I want to share with you the reasons for making this tough decision, as well as some other changes.

Why

As we’ve refined our strategy over the past several months, it’s become apparent we need significant structural changes to better execute our strategy. This is because the two parts of our business – communications and software – are at different lifecycle stages and have different operating needs. In Communications, we have to get more efficient. For Segment, Flex, and Engage, we must accelerate growth. These are distinctly different tasks for our teams, and our current structure is slowing our progress toward both these goals, which are critical to our growth, our profit, and our Customer Engagement Platform ambitions.

As a result, we’re forming two business units: Twilio Data & Applications, led by Elena Donio, and Twilio Communications, led by Khozema Shipchandler. Both will include Sales, R&D, and operational resources, and each will be empowered to optimize based on the needs of their respective customers and businesses. Each will be able to sprint toward their goals with more focus and independence – but they’re also highly complementary. I have said many times that Twilio’s products are better together – that we are One Twilio – and that belief has not changed.

When we look at these two business units on their own, it’s clear that we’ve gotten too big, especially in Communications. And that’s why we’re also letting go of some colleagues today. It is painful to part ways with so many talented people – but it’s necessary to get our two businesses into the right shape to succeed.

I’m sure you’re wondering why we’re making additional cuts to the team after the September layoffs. At that time, we sought to streamline the company as it was then structured. Today’s news, however, is more driven by the need to organize ourselves differently for success – and the changes needed to enact this new structure. Both the reorganization and the reductions increase our ability to drive profit and growth, both of which are required in this new environment.

For our departing colleagues

At Twilio, we care about each other, our customers, and the world around us – and in this situation, it means we generously care for our departing colleagues. Here’s what to expect for those who are departing:

Inside the U.S.

You will get an email in the next three hours at your personal email address. You’ll be eligible for 12 weeks of base pay, plus one week for every year of completed service at Twilio, continued health coverage, career resources, and other support to help with your transition. You’ll also receive the full value of Twilio’s February 15 vest.

Outside the U.S.

You’ll receive an email or meeting invitation within the next three hours letting you know if you’re impacted or may be impacted. You’ll be eligible for at least 12 weeks of base pay, plus one week for every year of completed service at Twilio, career resources, and other support in line with local practices. You’ll also receive the full value of Twilio’s February 15 stock vest. Outside the U.S., there is a broad range of employment laws, and we’ll take great care to guide these Twilions and their managers through these processes, such as required consultation periods.

I know many of you who are impacted. I’ve worked alongside you, and I’ve seen the amazing work you’ve done. Thank you – you’re a permanent part of Twilio and I’m sorry that we’re parting ways like this.

Getting more judicious with our spending

We’re winding down some of the perks we’ve historically offered, including our book and wellness allowances. We’ve also decided to sunset Twilio Recharge, which I believe in, but which (in retrospect) was ill-timed given our profitability goals. Those who are already eligible or will become eligible for Recharge by the end of 2023 will still be able to take it. (Other perk changes will vary by country, so we will share that with each of you individually via email this week.)

We have not, however, touched the most impactful benefits that are most essential to Twilions’ health and financial security, including, medical, retirement, and the Employee Stock Purchase Program (ESPP).

As part of our shift to remote work, we plan to close some Twilio offices over the next few months, with the intent of maintaining at least a handful of global hubs and satellite offices. We’ve seen very low office utilization, so we’re going to redirect some of our cost savings into higher travel budgets so you can see one another more often – something we’ve all been missing a lot. These closures will happen and be communicated in phases starting this week and continuing into the next few months.

What’s next

For those of you remaining on this mission – this will be hard. I know you have a lot of questions today. I hope you’ll understand that our priority for today will be your impacted colleagues globally so we can do our best to support them.

Beginning tomorrow morning at approximately 8 a.m. PST, you’ll hear from your BU or function leader via email so you can have clarity about where your role sits and your team structure. Then, we’ll hold a Company All Hands meeting at 10 a.m. PST to answer your questions about today’s news. We’ll also make sure you know if your manager has changed by the end of the day tomorrow.

In the meantime, please visit Switchboard for more about the restructuring, leadership and function changes, FAQs, and more.

I know this company – the great people, the tremendous empathy, our collective desire to do the right thing. These changes hurt. The weeks ahead will be about processing all this change and working together to acclimate to our new structure. While tremendously difficult, I believe these actions will put us on the right path for executing our strategy and creating an even stronger, more efficient, and more effective Twilio.

-jeffiel